                            FIRST SOUTHERN BANCSHARES
                             ANNOUNCES NEW PRESIDENT


Contact:  J. ACKER ROGERS
          102 S. COURT ST.
          FLORENCE, AL  35630
          (256) 764-7131

FLORENCE, ALABAMA, MARCH 5, 2001 - First Southern Bancshares, Inc. (NASDAQ/NMS:FSTH), the holding company for First Southern Bank, announced today that Robert C. Redd of Florence, Alabama has been elected as President and Chief Executive Officer of the Company and the Bank, effective immediately. Mr. Redd will also serve as a member of the Board of Directors of the Company and the Bank. Mr. Redd has over 28 years of banking experience in the Shoals area, and most recently as City President and CEO of AmSouth Bank in the Shoals.

Acker Rogers, Chairman of First Southern, said "Our Board of Directors is delighted to announce that Robert will be joining First Southern. He brings a unique combination of extensive banking experience, demonstrated management abilities, and extensive community involvement and leadership, which make Robert the right person to lead the Bank. We are confident that Robert's leadership will position the Bank for stable and profitable future operations."

Mr. Redd said "It is my great pleasure to have the opportunity to work for a financial services organization that has deep roots and a wonderful tradition in the Shoals area. I look forward to this challenge and am anxious to begin the work necessary to continue serving the banking needs of our community at the very highest levels of sales and service."

Mr. Redd began his banking career in 1972 with the First National Bank of Florence, which he served in various management and commercial lending positions until 1988. Redd joined AmSouth Bank in 1988 as Vice President and Manager of the Business Banking Department and from 1993 through February 2001, he served as City President for AmSouth Bank.

Redd is a native of Florence, having attended its public schools, as well as the University of Mississippi and the University of North Alabama. He graduated in 1968 with a degree in political science and history. Mr. Redd is a graduate of the Graduate School of Banking at LSU, the Alabama Banking School at the University of South Alabama, and the Southern Trust School at Birmingham Southern College. Redd has been an instructor for the Small Business Development Center at the University of North Alabama and has taught classes in banking for the American Institute of Banking.

Redd has served as Chairman of the Alabama Banker's Association Group I and Vice Chairman and founding member of the Shoals Entreprunerial Center, District Chairman of the Leukemia Society, and Chairman of the Northwest Alabama Counsel of Local Government Revolving Loan Fund Committee. He is past President of the Chamber of Commerce of the Shoals, the United Way and Florence Rotary Club, Commissioner of the Florence Housing Authority, Director/Trustee of the Shoals Chamber of Commerce and Trustee for the United Way of the

Shoals. Mr. Redd is a Rotary International Paul Harris Fellow. Mr. Redd is a member of American Legion, Post 11. He served in the United States Army on active duty in 1968 and 1969 and in the Army Reserve from 1968-1974.

On the state level, Mr. Redd has served as a Director of the Alabama Council on Economic Education, The Alabama Preservation Alliance, Alabama Head Injury Foundation, and the Business Council of Alabama, Region 1 and has served as a member of the Alabama Water Resources Commission, Industry Subcommittee and the Governor's Regional Economic Development Advisory Board.

FORWARD-LOOKING STATEMENT SAFE-HARBOR STATEMENT

This report may contain forward-looking statements that are subject to numerous assumptions, risks and uncertainties. Statements pertaining to future periods are subject to uncertainty because of the possibility of changes in underlying factors and assumptions. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: sharp and rapid changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or control expenses; and significant changes in accounting, tax or regulatory practices or requirements. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.



                                        2